EXHIBIT 10.3

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CYPRESS DALLAS & FT. WORTH JV, LLC

A Delaware Limited Liability Company

-i-

-ii-

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
CYPRESS DALLAS & FT. WORTH JV, LLC

This Amended and Restated Limited Liability Company Agreement (the “Agreement”) of CYPRESS DALLAS & FT. WORTH JV, LLC, a Delaware limited liability company (the “Company”), is entered into as of the 28th day of February, 2006, by DALLAS & FORT WORTH SENIOR HOUSING, LLC, a Delaware limited liability company (“CNL”), and ARC CYPRESS, LLC, a Tennessee limited liability company (“ARC”), as members (CNL and ARC are sometimes referred to herein as the “Members” or individually as a “Member”).

Preamble:

WHEREAS, pursuant to the Certificate of Formation of the Company filed in the office of the Delaware Secretary of State on January 26, 2006, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act;

WHEREAS, prior to the date of this Agreement, ARC owned one hundred percent (100%) of the Interests in the Company and in connection therewith entered into that certain Limited Liability Company Agreement dated January 26, 2006 (the “Original LLC Agreement”); and

WHEREAS, the parties desire (i) for CNL to be admitted as a Member of the Company and (ii) to enter into this Agreement for the purpose of (a) amending and restating the Original LLC Agreement in its entirety and (b) setting forth and agreeing upon their respective rights, duties and responsibilities with respect to the management and affairs of the Company and memorializing certain other agreements between them with respect to the Company and their interests therein.

NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual covenants and agreements set forth herein, the contributions to the capital of the Company made and to be made hereunder, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

The following terms used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“Acquisition Financing Documents” shall mean the promissory note evidencing the Acquisition Loan and all other agreements entered into with or for the benefit of Acquisition Lender related to the Acquisition Loan.

“Acquisition Lender” means, collectively, the Lenders under and as defined in the Acquisition Loan Agreement.

“Acquisition Loan” means the loan provided by the Acquisition Lender to the Company and the Property Subsidiaries in the principal amount of Fifty-Five Million Seven Hundred Sixty-Five Thousand Dollars ($55,765,000.00) for the acquisition of the Properties.

“Acquisition Loan Agreement” means the Credit and Security Agreement dated as of February 28, 2006 among Property Subsidiaries, as borrowers, Merrill Lynch, as administrative agent and as a lender, and the other lenders from time to time parties thereto.

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in a Member’s Capital Account, after giving effect to the following adjustments:

(i)    Credit to such Capital Account any amounts such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-(g)(1) and 1.704-2(i)(5); and

(ii)    Debit to such Capital Account, the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d), and shall be interpreted consistently therewith.

“Affiliate” means, when used with reference to any Person, (i) any Person that, directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with, or owns a greater than fifty percent (50%) interest in the specified Person (the term “control” for this purpose, shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the manager or managers of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests in the specified Person); and (ii) a spouse, parent, sibling, or issue of such Person.

“Agreement” or “this Agreement” means this Limited Liability Company Agreement of Cypress Dallas & Ft. Worth JV, LLC, as originally executed and as it may be amended from time to time.

“Approval of the Members” and “Approved by the Members” means the unanimous written approval of all of the Members.

“Bankrupt Member” means any Member (a) that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s properties or of all or any substantial part thereof; or (b) against which, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law has been commenced and sixty (60) days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and sixty (60) days have expired without the appointments having been vacated or stayed, or sixty (60) days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of Texas.

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with the following provisions:

(i)    To each Member’s Capital Account there shall be credited (a) such Member’s Capital Contributions, (b) such Member’s distributive share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5 hereof, and (c) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

(ii)    To each Member’s Capital Account there shall be debited (a) the amount of money and the Gross Asset Value of property distributed to such Member pursuant to any provision of this Agreement, (b) such Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5 hereof, and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii)    In the event an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

(iv)    In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or any Members), are computed in order to comply with such Regulations, the Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Article 11 hereof upon the dissolution of the Company. The Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the Interest in the Company held or purchased by such Member.

“Capital Proceeds” shall mean the cash proceeds (net of costs, expenses, any amounts required to be paid into escrow and any debts required to be paid pursuant to the transaction generating such proceeds or pursuant to any Company or any Property Subsidiary financing) received by the Company from:

(a)    a Property Subsidiary’s sale, exchange or other disposition of any portion of the Properties or the Senior Living Facilities, other than those resulting in, or in the course of, the liquidation and dissolution of the Company, which shall be governed by Article 11 hereof;

(b)    any mortgage financing or refinancing of any mortgage loans on the Properties or the Senior Living Facilities entered into by the Company or any Property Subsidiary (including any permanent loan), but not including any advances borrowed by the Company or a Property Subsidiary under the terms of the Acquisition Loan or any Member Loan; or

(c)    any condemnation, casualty insurance or any other nonrecurring proceeds received by the Company or any Property Subsidiary not used for the restoration of the Properties or the Senior Living Facilities.

“Capital Transactions” means any transaction that produces Capital Proceeds.

“Certificate” means the Certificate of Formation of the Company that was filed with the Delaware Secretary of State, as the same may be amended from time to time.

“CNL Decision” and “CNL Decisions” shall have the meaning set forth in Section 6.2 hereof.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

“Committee” shall have the meaning set forth in Section 6.1 hereof.

“Committee Reduction Event” shall have the meaning set forth in Section 6.3 hereof.

“Company” means the limited liability company created by the filing of the Certificate, as the Company may from time to time be constituted.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Dallas Facility” means the senior residential living facility owned by Cypress Dallas, L.P., a Delaware limited partnership and Property Subsidiary, and located on the Dallas Property consisting of approximately two hundred seventy-six (276) residential units.

“Dallas Property” means the real property and improvements located thereon owned by Cypress Dallas, L.P., a Delaware limited partnership and Property Subsidiary, as described on Exhibit A attached hereto.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or any other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Committee.

“Effective Date” means February 28, 2006.

“Event of Bankruptcy” shall mean any event that causes a Member to be deemed a Bankrupt Member.

“Event of Default” shall have the meaning set forth in Section 9.4(b) hereof.

“Fiscal Year” means the Fiscal Year of the Company, which shall be the calendar year.

“Force Majeure” shall have the meaning set forth in Section 14.4 hereof.

“Fort Worth Facility” means the senior residential living facility owned by Cypress Ft. Worth, L.P., a Delaware limited partnership and Property Subsidiary, and located on the Fort Worth Property consisting of approximately two hundred thirteen (213) units.

“Fort Worth Property” means the real property and improvements located thereon owned by Cypress Ft. Worth, L.P., a Delaware limited partnership and Property Subsidiary, as described on Exhibit A-1 attached hereto.

“Governmental Authority” shall mean any board, bureau, commission, department or body of any municipal, county, state or federal governmental or quasi-governmental unit, or any subdivision thereof, having or acquiring jurisdiction over any of the Properties or any portion thereof or the management, operation, use or improvement thereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)    The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Majority in Interest of the Members;

(ii)    The Gross Asset Value of each Company asset shall be adjusted to equal its respective gross fair market value (taking into account Code Section 7701(g)), as determined by the Committee, as of the following times: (a) the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an Interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that an adjustment described in clauses (a) and (b) of this subparagraph (ii) shall be made only if the Committee reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii)    The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking into account Code Section 7701(g)) of such asset on the date of distribution as determined by the Committee; and

(iv)    The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Profits” and “Net Loss” or Section 4.4(g); provided, however, that Gross Asset Values shall not be adjusted under this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Loss.

“Initial Capital Contributions” means, with respect to each Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed or to be contributed to the Company by CNL and ARC as reflected on Exhibit B attached hereto.

“Interest” means, as to any Member, all of the limited liability company interest of that Member in the Company, including, but not limited to, such Member’s (i) Capital Account, (ii) right to allocations of items of income, gain, loss, deduction and credit of the Company in accordance with the terms of this Agreement, (iii) right to a distributive share of the Company’s assets, and (iv) voting and managerial rights, including the right to appoint and remove members of the Committee.

“Major Condemnation” means an event in which all or substantially all of a Senior Living Facility shall be taken in an eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose, or an event in which a portion of such Senior Living Facility shall be so taken, but the result is that it is unreasonable to continue to operate such Senior Living Facility in accordance with the standards required under the Management Agreement.

“Majority in Interest of the Members” means Members who collectively own more than fifty percent (50%) of the Percentage Interests. Where such term is prefaced by a modifying fraction or percentage, which is greater than fifty percent (50%), e.g. “two-thirds,” then the modified term means Members who collectively own at least the stated fraction or percentage of the Percentage Interests.

“Management Agreement” has the meaning given such term in Section 8.1 hereof.

“Member” means any one of the Members.

“Members” means all Persons admitted to the Company as a Member, initially CNL and ARC.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each Member Nonrecourse Debt equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Merrill Lynch” means Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services, Inc.

“Mezzanine Assignment” shall have the meaning given to such term in Section 9.4(a) hereof.

“Mezzanine Financing Documents” shall have the meaning given to such term in Section 9.4 hereof.

“Mezzanine Indebtedness” shall have the meaning given to such term in Section 9.4 hereof.

“Mezzanine Lender” means, collectively, the Lenders under and as defined in the Mezzanine Loan Agreement.

“Mezzanine Loan” means the loan provided by the Mezzanine Lender to CNL in the principal amount of Twenty-Four Million One Hundred Seventy-Four Thousand Dollars ($24,174,000).

“Mezzanine Loan Agreement” means the Mezzanine Credit and Security Agreement dated February 28, 2006, among CNL, as borrower, Merrill Lynch, as administrative agent and as a lender, and the other lenders from time to time party thereto.

“Net Cash Flow” means the gross cash proceeds of the Company less (i) the portion thereof used to pay or establish reserves for all Company expenses (including any corporate maintenance expenses), debt payments, capital improvements, replacements, and contingencies, all as determined by the Committee, and (ii) Capital Proceeds. “Net Cash Flow” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this definition.

“Net Profit” and “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or taxable loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)    Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

(ii)    Any expenditures of the Company described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Loss pursuant to this definition, shall be subtracted from such taxable income or loss;

(iii)    In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv)    Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)    In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of “Depreciation” hereinabove; and

(vi)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Loss;

(vii)    Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5 below shall not be taken into account in computing Net Profits or Net Loss; and

(viii)    The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3, Sections 4.4 and 4.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Nonrecourse Deductions” has the meaning given to such term in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” has the meaning given to such term in Regulations Section 1.704-2(b)(3).

“Percentage Interest” means, with respect to any Member, the Interest of the Member in the Company expressed as a percentage for the purposes of allocating items of income, gain, loss, deduction and credit of the Company and making distributions of cash pursuant to the terms of this Agreement and determining the respective voting rights of the Members hereunder. The Percentage Interest of the Members are set forth on Exhibit B attached hereto.

“Person” means any individual, partnership, corporation, limited liability company, limited partnership, trust, estate, or other entity.

“Preamble” means the preamble to this Agreement appearing prior to this Article 1.

“Prime Rate” means the prime rate of interest as published in the “Money Rates” section of the Eastern Edition of the Wall Street Journal.

“Property” means any one of the Properties.

“Properties” means the Dallas Property and the Fort Worth Property.

“Property Manager” means ARC MANAGEMENT, LLC, a Tennessee limited liability company, in its capacity as the manager of the Properties pursuant to the terms and conditions of the Management Agreements, and any successor Person employed by the Property Subsidiaries as manager of the Properties pursuant to the terms and conditions of a property management agreement.

“Property Subsidiaries” means Cypress Dallas, L.P., a Delaware limited partnership, and Cypress Ft. Worth, L.P., a Delaware limited partnership.

“Property Subsidiary” means any one of the Property Subsidiaries.

“Regulations” means the permanent and temporary Income Tax Regulations, and all amendments, modifications, and supplements thereof, from time to time promulgated by the Department of the Treasury under the Code.

“Senior Living Facility” means any one of the Senior Living Facilities.

“Senior Living Facilities” means the Dallas Facility and the Forth Worth Facility.

“Subsidiaries” means Cypress Dallas GP, LLC, a Delaware limited liability company, and Cypress Ft. Worth GP, LLC, a Delaware limited liability company.

“Subsidiary” means any one of the Subsidiaries.

“Substituted Member” has the meaning given to such term in Section 9.2.

“Total Casualty” will mean any fire or other casualty which results in damage to a Senior Living Facility and its contents to the extent that it would be commercially impractical to undertake to repair and/or replace such Senior Living Facility to substantially the same condition as previously existed.

“Unreturned Capital Contributions” means, with respect to each Member, as of any date, an amount equal to the aggregate Capital Contributions made by such Member, less, as to such Member, the total cash distributions made to such Member in return of such Capital Contributions pursuant to Sections 5.2(b).

“Working Capital Advances” means any advances voluntarily made by a Member or an Affiliate thereof to the Company for the purpose of funding the working capital needs of the Company or of a Subsidiary or Property Subsidiary.

“Working Capital Advances Account” means an account maintained by the Company for each Member that shall be credited (increased) with the Working Capital Advances as and when made by such Member to the Company, credited (increased) by the Working Capital Advances Return and debited (decreased) by amounts distributed to such Member pursuant to Sections 5.1(a) and 5.2(a).

“Working Capital Advances Return” means an amount computed as if a Member were earning a rate of interest equal to the Prime Rate per annum, calculated monthly and non-compounded, on the outstanding balance of such Member’s Working Capital Advances Account. The Working Capital Advances Return shall be calculated from and after the date on which Working Capital Advances are made until the date of distribution to a Member.

Terms defined in the Preamble have the meaning therein specified. To the extent that terms bearing initial upper case letters appear in this Agreement but are not defined in the Preamble or in this Article, such terms shall have the meaning set forth elsewhere in this Agreement.

ARTICLE II
FORMATION OF COMPANY, NAME, ETC.

Section 2.1 Formation.

The Company was formed by the filing of the Certificate with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to the applicable provisions of the Act. Christopher L. Haley, as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State. Upon the filing of the Certificate, his powers ceased and ARC thereupon became the designated “authorized person.”

Section 2.2 Name.

The name of the Company shall be Cypress Dalls & Ft. Worth JV, LLC and the business and affairs of the Company shall be conducted under that name or such other name as may be Approved by the Members from time to time.

Section 2.3 Limited Purpose of Company.

(a)    The Company is organized for the limited purpose of (i) owning a limited partnership interest in the Property Subsidiaries and (ii) acting as the sole member and managing-member of the Subsidiaries.

(b)    Subject to Section 6.2, the Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company and the Subsidiaries, including, but not limited to, full power and authority to (i) enter into, perform and carry out contracts of any kind and (ii) pledge any and all interests in the Subsidiaries and the Property Subsidiaries to secure the Acquisition Loan from the Acquisition Lender, and to secure any refinancing of the Acquisition Loan as permitted under the Acquisition Loan Agreement.

Section 2.4 Term.

The Effective Date of this Agreement is February 28, 2006, and the term of the Company shall be perpetual, unless earlier dissolved and terminated (and not reconstituted by at least a Majority in Interest of the remaining Members, as provided for in this Agreement) pursuant to the Act or any provision of this Agreement.

Section 2.5 Principal Office.

The Company’s principal office shall initially be located at 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027. The Committee may change the location of the Company’s principal office from time to time or establish and maintain additional places of business for the Company, and shall make any filing and take any other action required by applicable law in connection with the change.

Section 2.6 Separateness from Affiliates.

The Company and the Members shall cause the Company to:

(a)    be legally and in fact separate from any other Person;

(b)    conduct its business in its own name and to use its own name for the purposes of obtaining required registrations, licenses and permits (whether governmental, administrative or otherwise) necessary to the conduct of its business;

(c)    correct any known misunderstandings regarding its separate identity;

(d)    maintain its books and records separate from those of any other Person and, if required by law to file tax returns, file its tax returns separate from those of any other Person;

(e)    maintain its funds and accounts separate from those of any other Person;

(f)    not commingle its assets with those of the Members or any other Person;

(g)    maintain its financial statements separate from the financial statements of any other Person; provided, however, that nothing contained herein shall prohibit the inclusion of the Company in consolidated financial statements with other entities as long as the Company’s separate existence is noted in any such statements;

(h)    use stationery, invoices and checks separate from those of any other Person;

(i)    pay its liabilities out of its own funds; provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company;

(j)    not acquire obligations or securities of the Members or its Affiliates;

(k)    pay the salaries of its employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations; provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company;

(l)    allocate fairly and reasonably any overhead for shared office space;

(m)    maintain adequate capital in light of its contemplated business operations and purpose; provided, however, the foregoing shall not require the Members to make any additional Capital Contributions to the Company;

(n)    limit the debt of the Company to the debt incurred in the ordinary course of business and debt incurred as described in Section 2.3 hereof;

(o)    not guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of others or, except as provided in Section 2.3 hereof, allow others to guarantee or become liable on the debts of the Company;

(p)    except as described in Section 2.3 hereof, not pledge its assets for the benefit of any other Person or make any loans or advances to any Person;

(q)    not make loans to any other Person or buy or hold evidence of indebtedness issued by any other Person (except for cash and investment-grade securities);

(r)    observe all Delaware limited liability company formalities;

(s)    maintain an arm’s-length relationship with its Affiliates; and

(t)    not take any action if, as a result of such action, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE III
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.1 Initial Capital Contributions.

The Members shall contribute the amount of capital opposite their names as set forth on Exhibit B attached hereto (the contributions set forth on Exhibit B shall be referred to herein as the “Initial Capital Contributions”) and are granted the Percentage Interests set forth on Exhibit B. The Members shall have no right or obligation to make any further Capital Contributions to the Company.

Section 3.2 Member Loans.

In order to satisfy its, a Subsidiary’s or a Property Subsidiary’s financial needs that could not be satisfied through one or more Working Capital Advances, the Company may borrow funds from ARC or CNL or one of their Affiliates to address such needs (each a “Member Loan”). Unless otherwise designated in the loan agreements or accompanying documents, repayment of principal and interest on such loans will be solely the obligation of the Company and not of the Members and shall, in each case, be subject to a subordination agreement in the form required by the Acquisition Loan Agreement. Any loans to the Company from ARC, CNL or one of their respective Affiliates shall be Approved by the Members and shall bear interest at the Prime Rate. No Member shall be obligated to make any Member Loan.

Section 3.3 Return of Capital.

No Member shall have any liability for the return of any Member’s Capital Contributions. A Member shall not receive out of the Company’s property all or any part of such Member’s Capital Contributions except as provided in Sections 5.1 and 5.2 hereof.

Section 3.4 Capital Accounts.

The Company shall maintain for each Member an account designated as such Member’s Capital Account. The Capital Accounts shall be maintained in accordance with Section 1.704-1(b)(2)(iv) of the Regulations, and the items of income, profit, gain, expenditures, deductions and losses which increase or decrease such capital accounts shall be those items which, pursuant to such Regulations, affect the balance of capital accounts.

Section 3.5 Working Capital Advance Account.

The Company shall maintain an account for each Member designated as such Member’s Working Capital Advance Account, which account shall be credited (increased) by each Working Capital Advance as and when made by such Member to the Company, credited (increased) by each Working Capital Advances Return and debited (decreased) by amounts distributed to such Member pursuant to Sections 5.1(a) and 5.2(a). The Committee shall provide monthly reconciliation statements to the Members regarding such Working Capital Advance Account. No Member shall be obligated to make any Working Capital Advance.

ARTICLE IV
ALLOCATIONS OF PROFITS AND LOSSES

As of the end of each Fiscal Year, the Company’s Net Profit or Net Loss and each item of income, gain, loss and deduction related thereto, as well as other items of income, gain, loss or deduction which are subject to special allocation provisions, shall be allocated to the Capital Accounts of the Members and for federal income tax purposes pursuant to the following Sections of this Article 4.

Section 4.1 Allocation of Net Loss.

After giving effect to the special allocations set forth in Section 4.3, Section 4.4 and Section 4.5 hereof, if there is a Net Loss for any Fiscal Year, such Net Loss shall be allocated as set forth in Section 4.1(a) below, subject to the limitations in Section 4.1(b) below:

(a)    Net Loss for any Fiscal Year shall be allocated in the following order and priority:

(i)    First, to the Members, proportionately until the aggregate Net Loss allocated to each Member pursuant to this Section 4.1(a)(i) equals the aggregate Net Profit allocated to each Member pursuant to Section 4.2, with Net Loss being allocated to offset such prior allocations of Net Profit in the reverse order in which the same were made;

(ii)    The balance, if any, to the Members in proportion to their respective Percentage Interests.

(b)    Notwithstanding the allocations set forth in Section 4.1(a), no amount of Net Loss shall be allocated to any Member if such allocation would cause such Member to have an Adjusted Capital Account Deficit. The amount of the allocation of Net Loss which would otherwise have caused a Member to have an Adjusted Capital Account Deficit shall instead be allocated to those Members who would not have an Adjusted Capital Account Deficit as a result of the allocation in proportion to their Percentage Interests. If no Member may be allocated a Net Loss without creating or increasing an Adjusted Capital Account Deficit, then all further Net Loss shall be allocated among the Members in accordance with their Percentage Interests.

Section 4.2 Allocation of Net Profits.

After giving effect to the special and curative allocations set forth in Section 4.3, Section 4.4 and Section 4.5, Net Profit for each Fiscal Year or part thereof shall be allocated to the Members in the following manner and order of priority:

(a)    First, to the Members, proportionately until the aggregate Net Profit allocated to each Member pursuant to this Section 4.2(a) equals the aggregate Net Loss allocated to each Member pursuant to Section 4.1 (b) with Net Profit being allocated to offset such prior allocations of Net Loss in the reverse order in which the same were made;

(b)    The balance, if any, to the Members in accordance with their respective Percentage Interests.

Section 4.3 Allocation of Capital Items.

All realized gain or loss with respect to Capital Proceeds or other items of gain or loss received by the Company from the sale or refinancing of the Properties or any interest of the Company in the Subsidiaries or Property Subsidiaries, for the Fiscal Year, if any, shall be specially allocated to the Members in proportion to the aggregate distributions each Member would receive pursuant to Section 5.2(c) and 5.2(d) as if all such Capital Proceeds were distributed in such Fiscal Year pursuant to Section 5.2.

Section 4.4 Special Allocations.

Prior to the allocations pursuant to Section 4.1, Section 4.2, and Section 4.3 hereof, items of income, gain, loss and deduction for the Year shall be allocated in accordance with the following provisions of this Section 4.4 to the extent such provisions are applicable in determining Net Profit or Net Loss.

(a)    Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704.2(f), notwithstanding any other provision of this Article 4, if there is a net decrease in Company Minimum Gain during any taxable year, each Member shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.4(a) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)    Member Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.4(b) is intended to comply with the minimum gain chargeback requirement set forth in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)    Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to each such Member in an amount sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible; provided, however, that an allocation pursuant to this Section 4.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.4(c) were not in the Agreement.

(d)    Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any taxable year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 4.4(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made as if Section 4.4(c) and this Section 4.4(d) were not in this Agreement.

(e)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period shall be allocated to the Members in proportion to their respective Percentage Interests.

(f)    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any taxable year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)    Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv) (m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

Section 4.5 Curative Allocations.

The allocations set forth in Sections 4.1(b), 4.4(a), 4.4(b), 4.4(c), 4.4(d), 4.4(e), 4.4(f) and 4.4(g), (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.5. Therefore, notwithstanding any other provision of this Article 4 (other than the Regulatory Allocations), the Committee shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1 and 4.2.

Section 4.6 Tax Allocations: Code Section 704(c).

In accordance with Code Section 704(c), and the Regulations promulgated thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method as set forth in Regulations Section 1.704-3(b), unless some other method is agreed upon by the Members.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

ARTICLE V
DISTRIBUTIONS

Section 5.1 Distribution of Net Cash Flow.

Except as otherwise provided in Section 5.4 hereof, distributions of Net Cash Flow, if any, shall, unless otherwise Approved by the Members, be distributed to the Members within fifteen (15) days after the end of each Fiscal Year quarter and shall be apportioned among the Members as follows:

(a)    First, to the Members, to the extent and in proportion to the Working Capital Advances Accounts of each, until the balance of their Working Capital Advances Accounts have been reduced to zero;

(b)    The balance, if any, to the Members in accordance with their respective Percentage Interests.

Section 5.2 Distribution of Capital Proceeds.

Except as provided in Section 5.4 hereof, distributions of all or any portion of Capital Proceeds shall be made within thirty (30) days of the event giving rise to the Capital Proceeds, and shall be apportioned among the Members as follows:

(a)    First, to the Members, to the extent and in proportion to the Working Capital Advances Accounts of each, until the balance of their Working Capital Advances Accounts have been reduced to zero;

(b)    Second, to the Members, to the extent and in proportion to the Unreturned Capital Contributions of each, until such Unreturned Capital Contributions have been returned in full;

(c)    Third, to the Members, in proportion to their respective Percentage Interests, until such time as the Members have received an internal rate of return of eleven percent (11%) on their Initial Capital Contributions, reduced by prior distributions made pursuant to Section 5.1(b), Section 5.2(b) and this Section 5.2(c), calculated per annum, compounded quarterly, to be calculated from the date on which such Capital Contributions, or portions thereof, are made; and

(d)    The balance, if any, forty percent (40%) to ARC and sixty percent (60%) to CNL.

Section 5.3 Distributions in Kind.

If any of the Company’s assets are to be distributed in kind rather than sold, such assets shall be distributed on the basis of the fair market value thereof and any Member entitled to any interest in such assets pursuant to this Section 5.3 shall receive such interest therein as a tenant-in-common with all other Members so entitled. Unless otherwise agreed by all of the Members, the fair market value of such assets shall be equal to an appraisal or appraisals prepared by one or more appraisers selected by the Committee and paid for by the Company. Such appraiser(s) must have a “MAI” designation or its equivalent and substantial experience appraising commercial real estate in the counties and states in which the assets to be appraised are located.

Section 5.4 Limitation on Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act, any other applicable law or the Acquisition Loan Agreement.

ARTICLE VI
MANAGEMENT OF THE COMPANY

Section 6.1 Managing Committee.

The Members shall have responsibility for the management, supervision and control of the Company through its managing committee (the “Committee”), which shall be responsible for the establishment of policy and operating procedures respecting the business affairs of the Company and the Subsidiaries in its good-faith business judgment. No action shall be taken, nor shall obligations be incurred or amounts expended, by the Company without the unanimous consent of the members of the Committee, except to the extent expressly provided herein or otherwise delegated by the Committee. The day to day operations of the Senior Living Facilities shall be managed by the Property Manager or another Property Manager acceptable to the Committee, pursuant to the terms, conditions and limitations set forth in the Management Agreements. Subject to Section 6.3, the Committee shall at all times consist of four (4) members, two (2) of whom shall be appointed by CNL, and two (2) by ARC.

Each Member may appoint an alternate for each member appointed by it to the Committee, who shall have all the powers of the Committee member in his absence or inability to serve. Each Member shall have the power to remove any member or alternative member of the Committee appointed by it, with or without cause, by delivering written notice of such removal to the Company and to the other Member in the manner required by Section 14.3. Vacancies on the Committee shall be filled by the Member that appointed the Committee member previously holding the position which is then vacant.

Each Committee member shall be entitled to cast one (1) vote with respect to any decision made by the Committee, provided that the members who are actually present at a meeting of the Committee shall be entitled to cast the vote of the member not present who was appointed by the same Member as the member casting the vote.

The Committee shall meet at least semiannually, upon thirty (30) days’ written notice to all members, at the offices of the Company or by conference call with the results confirmed in writing or by facsimile (unless such meeting shall be waived by all members thereof), or, in the event of an emergency, on the call of any two (2) Committee members upon two (2) Business Days’ notice to all Committee members by telephone, electronic mail, telex, telecopy or telegraph. An agenda for each meeting shall be prepared in advance by the Members in consultation with each other. A quorum shall be present at such meetings to constitute a meeting of the Committee members pursuant to this Section 6.1. Absent the occurrence of a Committee Reduction Event, three (3) members of the Committee shall constitute a quorum. In the event a Committee Reduction Event shall occur, the two (2) members of the Committee appointed by CNL shall constitute a quorum. Absent the occurrence of a Committee Reduction Event and except as specifically set forth herein to the contrary where certain rights are granted to individual Members, the casting of four (4) concurring votes shall be required for all actions of the Committee except adjournment (which shall only require the concurring vote of a majority of the members present), and four (4) concurring votes shall constitute the approval by the Committee of the matter being considered and shall be binding on the Company and the Members for all matters, including, without limitation, financing, refinancing, sale of some or all of the Company’s assets and dissolution of the Company. Upon the occurrence of a Committee Reduction Event, the casting of two (2) concurring votes shall be required in all instances in the preceding sentence requiring the casting of four (4) concurring votes. The Committee may act without a meeting if the action taken is unanimously approved in advance in writing by the Committee members. The Committee shall cause written minutes to be prepared of all actions taken by the Committee and shall deliver a copy thereof to each member of the Committee within seven (7) days after the date of the meeting. Such minutes shall be prepared by one of the Committee members appointed by ARC.

Section 6.2 CNL Decisions.

Notwithstanding any other provision hereof requiring unanimous approval of all of the Committee members, the Committee members appointed by CNL shall have sole and absolute authority to propose and/or approve the actions or decisions listed below (each a “CNL Decision” and together, the “CNL Decisions”), and the approval by such Committee members of any CNL Decision shall be binding on the Company or any Subsidiary, as applicable:

(a)    entering into any contract or agreement on behalf of a Subsidiary to sell or encumber the Properties; provided, however, that any such right shall not be exercised pursuant to this Section 6.2(a) prior to the fourth (4th) anniversary of the Effective Date;

(b)    using the proceeds received by a Subsidiary of an insurance claim or condemnation proceedings or other governmental taking resulting from a Total Casualty or Major Condemnation;

(c)    electing whether or not to terminate a Property Manager on behalf of a Subsidiary for failing to meet the performance requirements set forth in Section 2.03 of a Management Agreement; provided, however, that the Property Manager shall not be removed under the Management Agreement unless and until American Retirement Corporation, a Tennessee corporation, has been fully released from any and all obligations under that certain Debt Service Guaranty Agreement delivered by American Retirement Corporation for the benefit of Acquisition Lender, except to the extent that Acquisition Lender has then made a claim against American Retirement Corporation for any of the obligations guaranteed thereunder.

Section 6.3 Reduction in Management Committee Members.

Notwithstanding the number of Committee members provided in Section 6.1, upon the termination of ARC Management, LLC as the Property Manager by the two (2) Committee members appointed by CNL pursuant to Section 6.2(c), (a “Committee Reduction Event”), the number of Committee members shall be reduced, without any further action, from four (4) members to two (2) members, each of whom shall be appointed by CNL, and the unanimous approval of such two (2) members of the Committee appointed by CNL shall thereafter be binding on the Company or its Subsidiary, as applicable.

Section 6.4 Officers.

The Committee may, from time to time, appoint one or more officers of the Company (each an “Officer” and, collectively, the “Officers”), and, to the extent set forth in a writing signed by the Committee, delegate to such Officer or Officers any of the Committee’s rights and powers to manage and control the business and affairs of the Company, provided that such Officers shall remain subject to the overall supervision and control of the Committee. The Committee may remove and replace any such Officer or Officers, with or without cause, in its sole and absolute discretion. An Officer shall serve until his successor is chosen by the Committee or until his earlier removal, resignation or death. Any two or more offices may be held by the same person. No Officer shall receive any compensation for his or her service as an officer of the Company. An Officer may resign at any time by giving written notice to the Committee, and no such resignation need be accepted to be effective. Any Officer appointed will have the same fiduciary duties with respect to the Company as a manager has under the Act.

Each Subsidiary has three (3) officers designated by the Committee. The Committee may remove, replace, or change the designations of any officers of any Subsidiary at any time, with or without cause. All the officers of each Subsidiary shall be entitled to execute leases, resident agreements and service contracts on behalf of the Subsidiary in its capacity as the general partner of a Property Subsidiary (and/or may delegate such signing authority to the Property Manager).

Section 6.5 Authority of the Members.

No Member may act for, obligate, or in any manner legally bind, the Company or any other Member, unless such Member has been authorized to do so, in writing, by the Committee. Any Member acting in contravention of the prohibition of the immediately preceding sentence shall indemnify, insure and hold harmless the Company, each member of the Committee and each other Member from and against, and reimburse each such Person for, any and all liability, loss, cost, expense or damage incurred or sustained by reason thereof, including, but not limited to, court costs and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings.

Section 6.6 Other Activities.

The fact that any member of the Committee or any Affiliate of a member of the Committee is employed by, or is directly or indirectly interested in or connected with, any Person employed or engaged by the Company or a Subsidiary to render or perform a service, or from which the Company or a Subsidiary may purchase any property, shall not prohibit the Company or any Subsidiary from employing or engaging that Person, or from otherwise dealing with him or it, and neither the Company, any Subsidiary nor any of the Members shall have any rights in or to any income or profits derived therefrom as a consequence of the relationships created in this Agreement. Each member of the Committee, each Member and each of their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description, including the purchase, development or sale of real estate, independently or with others, and neither the Company, any Subsidiary nor any of the Members shall have any rights, by virtue of this Agreement, in and to the independent ventures or the income or profits derived from them.

Section 6.7 Conveyances.

Subject to Sections 6.1 and 6.2, any deed, mortgage, lease, contract of sale, or other commitment purporting to convey or encumber the interest of the Company in all or any portion of any real or personal property at any time owned or leased by the Company shall be signed by a duly authorized Officer or by a duly authorized nominee of the Company then holding record title to the property for the Company, and no other signatures shall be required. Further, any deed, mortgage, lease, contract of sale, or other commitment purporting to convey or encumber the interest of any Subsidiary in all or any portion of any real or personal property at any time owned or leased by such Subsidiary shall be signed by a duly authorized Officer on behalf of such Subsidiary, or, upon the written authorization of the Committee, by an officer or by a nominee of such Subsidiary then holding record title to the property for such Subsidiary, and no other signatures shall be required. No person shall be required to inquire into the authority of any individual to sign any documents pursuant to the provisions of this Section 6.7.

Section 6.8 Acquisition Loan.

Notwithstanding anything to the contrary in this Agreement, each Member’s rights under the Agreement shall at all times be subject to the terms and conditions of the Acquisition Loan, and neither Member (a) shall take, or fail to take, any action that would conflict with any material term or condition of the Acquisition Loan or cause a default or event of default under the Acquisition Loan, or (b) shall cause the Company or any Subsidiary to take, or fail to take, any action that would conflict with any material term or condition of the Acquisition Loan or cause a default or event of default under the Acquisition Loan.

ARTICLE VII
MEETINGS OF MEMBERS

Section 7.1 Member Meetings.

In the event that any matter requires the approval of the Members under the terms of this Agreement, the Management Agreement, or the Act, then the Committee shall call a meeting of the Members by providing the Members with written notice of such meeting at least two (2) days and not more than ten (10) days prior to the date of the meeting. Such notice shall state the date, time, place and purpose or purposes of the meeting. The business transacted at a meeting of the Members shall be limited to the purpose(s) stated in the notice of the meeting.

Section 7.2 Location, Conduct and Adjournments.

Each meeting of the Members will be held at the Company’s principal place of business unless otherwise Approved by the Members. Unless otherwise Approved by the Members, a member of the Committee shall act as chairman of such meeting. Any meeting of the Members may be adjourned from time to time to another date and time and, subject to the first sentence of this Section 7.2, to another place. If at the time of adjournment the person chairing the meeting announces the date, time, and place at which the meeting will be reconvened, it is not necessary to give any further notice of the reconvening. Any Member or any member of the Committee may participate in any meeting of the Members by means of telephone conference or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting will constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting will be deemed to be held at the principal place of business of the Company.

Section 7.3 Waiver of Notice.

A Member may waive notice of the date, time, place and purpose or purposes of a meeting of the Members. A waiver may be made before, at, or after the meeting, in writing, orally, or by attendance. Attendance by a Member at a meeting is a waiver of notice of that meeting, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened, or objects before a vote on an item of business because the item may not properly be considered at that meeting and does not participate in the consideration of the item at that meeting.

Section 7.4 Member Quorum and Voting.

A Majority in Interest of the Members shall constitute a quorum at a meeting of the Members. If a quorum is present, the affirmative vote of a Majority in Interest of the Members shall be the act of the Members unless a greater affirmative vote is expressly required by the Certificate, this Agreement or by applicable law. Voting by proxy is not permitted. Members may participate in a meeting by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation by such means shall constitute presence in person at a meeting.

Section 7.5 Action by Members Without a Meeting.

The Members may take any action without a meeting that could be taken at a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by Members that are necessary to authorize or take such action. Within ten (10) days after obtaining such authorization by written consent, written notice of the action taken shall be given to those Members who have not consented in writing. The notice shall fairly summarize the material features of the authorized action. Failure to provide the notice shall not invalidate the written consent.

ARTICLE VIII
OPERATIONAL ISSUES

Section 8.1 Management Services.

The Property Manager shall, subject to the overall supervision and control of the Committee, supervise the management of the Properties pursuant to the terms of a management agreement to be entered into with each Property Subsidiary in the form attached hereto as Exhibit C (each a “Management Agreement”). The Property Manager shall receive a management fee based on a percentage of accounting gross revenues from the Senior Living Facilities for its contribution to the management of the Properties, as more specifically determined in the Management Agreement.

Section 8.2 Accounting and Administrative Services.

ARC shall handle and be responsible for the obligations of the Company under Article 12 below, including the maintaining of the Company’s and each Subsidiary’s books of account, preparation of financial statements for the Company and each Subsidiary and preparation and filing of tax returns for the Company and each Subsidiary. ARC shall not be compensated for providing such services to the Company.

Section 8.3 Guaranteed Payments.

The Company may, from time to time, engage one or more Members to provide services to the Company as provided above and on such other terms and in such other instances as may be Approved by the Members. The Members intend the payments of such compensation to be guaranteed payments without regard to the income of the Company as contemplated by Code Section 707(c). The payment of any compensation to a Member pursuant to this Section 8.3 will not affect the right of such Member to allocations of income, gain, loss, deduction or credit or distributions of cash pursuant to the terms of this Agreement.

Section 8.4 Sale of the Properties.

The Members hereby acknowledge, consent, and agree that in the event the Company has not sold the Properties within seven (7) years of the date of closing on the Properties, then the Company shall sell such Property or Properties subject to the Management Agreement, which shall remain in full force and effect provided that the Property Manager is not in default thereunder, and the profits derived from such sale or sales shall be distributed to the Members in accordance with Section 5.2 hereof. Notwithstanding the foregoing, the Company may extend such period with the Approval of the Members.

Section 8.5 Rights of Offer.

Upon the Company’s decision to sell or to seek to sell any or all of the Properties:

(a)    The Company shall first offer such Property or Properties for sale to the Property Manager pursuant to the terms and conditions of the Management Agreement.

(b)    In the event Property Manager does not exercise within the period of time set forth in the Management Agreement (the “Property Manager’s Election Period”) or does not have the right to exercise the right of first offer set forth in Section 8.5(a) above, CNL Retirement Properties, Inc., a Maryland corporation (“CRP”), shall have the next right of offer to purchase such Property or Properties from the Company. CRP shall have thirty (30) days from the expiration of the Property Manager’s Election Period (or thirty (30) days from the date of CRP’s receipt of notice of the Company’s decision to sell in the event that Property Manager does not have the right to exercise the right of first offer) to elect, in its sole discretion, to purchase the Property or Properties by delivering a written notice of such election (a “CRP Notice”) to the Company specifying the cash purchase price which CRP would be willing to pay for the Property or Properties (“CRP’s Price”). If CRP does not deliver a CRP Notice within such thirty (30) day period, then it shall be deemed to have waived any right to purchase the Property or Properties under this Section 8.5(b) and the Company may proceed to cause a sale of the Property or Properties without the further participation of CRP. If CRP does deliver a CRP Notice within such thirty (30) day period, the Company shall have thirty (30) days from its receipt of such CRP Notice to either accept or reject, in writing, CRP’s Price. If the Company accepts CRP’s Price, then it shall sell the Property or Properties to CRP and the closing of such sale shall be no later than sixty (60) days from the date of the Company’s acceptance of CRP’s Price. If the Company rejects CRP’s Price, then the Company shall be entitled to cause a sale of the Property or Properties (directly or indirectly) to any third-party for a price at least equal to CRP’s Price, provided that the Management Agreement shall remain in full force and effect.

(c)    The rights set forth in Sections 8.5(a) and 8.5(b) are hereby made subject and subordinate to the rights and liens of Merrill Lynch as agent for Acquisition Lender under the Acquisition Financing Documents.

ARTICLE IX
TRANSFER OF A MEMBER’S INTEREST; MEZZANINE LOAN COVENANTS

Section 9.1 Restrictions on Transfer.

Except as otherwise specifically set forth in this Agreement, including, without limitation Section 9.4, and to the fullest extent permitted by law, no Member may transfer all or any part of its Interest to any Person, other than an Affiliate of such Member, whether voluntarily, involuntarily or by operation of law, without the prior written consent of the other Member(s) and the Committee, which consent may be withheld in the sole and absolute discretion of any other Member(s) or the Committee. For purposes of this Section 9.1, “transfer” includes the sale, exchange, pledge, encumbrance or other transfer or disposition by a Member of any part of its Interest, whether for a valuable consideration or as a gift, and whether voluntarily or involuntarily. In addition to the required consents to any transfer, as a condition to any such consent, a Member or the Committee may require that the Member desiring to make the transfer provide to the Company a reasonably acceptable opinion of counsel, in form and substance reasonably acceptable, that the proposed transfer does not result in a violation of the Securities Act of 1933, as amended, or any applicable state securities laws. The attorney fees and costs for such opinion and the attorney fees and costs incurred by the Company in connection with any such transfer shall be paid by the Member who is transferring all or part of its Interest.

Section 9.2 Substituted Members.

Any Person, not then a Member, to whom an Interest is transferred in accordance with the provisions of Section 9.1 shall agree in writing to be subject to the terms of this Agreement and shall, thereupon, become a substituted Member (“Substituted Member”) hereunder. Such admission as a Substitute Member shall be deemed effective immediately prior to such Transfer. A Substituted Member has, to the extent assigned, the rights and powers and is subject to the restrictions and liabilities, of a Member under this Agreement and the Act. A Substituted Member also is liable for the obligations of its assignor to make and return contributions as provided in the Act, and for certain other liabilities of the assignor as provided in the Act. If an assignee of an Interest becomes a Substituted Member, the assignor is not released from its liability to the Company to the extent provided in the Act. Notwithstanding the preceding two sentences, a Mezzanine Assignee, as a Substituted Member or as an assignor, shall be released from its obligations and liabilities under the preceding two sentences to the extent permitted under applicable law, including, without limitation, Chapters 5 and 6 of the Act. The Substituted Member shall pay all reasonable expenses in connection with its admission to the Company, including, but not limited to, legal fees and other costs of preparing any amendment to this Agreement deemed necessary or desirable by the Committee. If any Interest is transferred other than in accordance with the provisions of Section 9.1 or Section 9.4 and the transferee is not admitted as a Substituted Member, then such transferee will have the sole right to share in such profits and losses, to receive such distribution or distributions, and to receive such allocation of income, gain, loss, deduction or credit or similar item to which the assignor was entitled, to the extent assigned, and will not have any of the rights, power or authority of a Member hereunder or under the Act; and the transferor of such Interest shall thereafter be considered to have no further rights or interest in the Company with respect to the transferred Interest, but shall remain subject to any obligations under this Agreement and the Act with respect to such Interest.

Section 9.3 Admission of Additional Members.

With the Approval of the Members, and Merrill Lynch or its successor as agent for the Mezzanine Lender so long as any Mezzanine Indebtedness remains outstanding, any Person may be admitted to the Company as an additional Member upon making such contributions to the capital of the Company in exchange for such Percentage Interests as may be Approved by the Members. In the event that the Members admit any additional Member to the Company, this Agreement shall be amended or amended and restated as appropriate. The dilution resulting from the admission of any new Member shall be borne by the other Members in proportion to their respective Percentage Interests immediately prior to the admission of the new Member.

Section 9.4 Mezzanine Loan Covenants.

The Members, on behalf of themselves and on behalf of the Company, do hereby agree that until such time as all of CNL’s indebtedness to Mezzanine Lender (the "Mezzanine Indebtedness") and all obligations related thereto arising from and related to the Mezzanine Loan, the promissory note evidencing such loan, and all other agreements entered into with or for the benefit of Mezzanine Lender related to such loan (the "Mezzanine Financing Documents") are satisfied in full, or, if Mezzanine Lender, Mezzanine Lender's designee(s), and/or any other person(s) or entity(ies) acquires all or any portion of the collateral in which the security interest was granted in the Mezzanine Assignment (hereinafter defined) and succeeds to all or any portion of CNL’s rights and interests (including voting or managerial rights) in the Company, the following provisions shall be included in this Agreement and shall control over any provisions of this Agreement to the contrary:

(a)    Assignment to Mezzanine Lender. The Members hereby recognize and acknowledge that CNL is executing and delivering an Ownership Pledge, Assignment and Security Agreement to Merrill Lynch as agent for the Mezzanine Lender as additional collateral for the Mezzanine Indebtedness (the “Mezzanine Assignment”), which Mezzanine Assignment, among other things, grants a security interest in all of CNL’s Interest.

(b)    Consent by the Members. The Members hereby consent to (i) the Mezzanine Assignment, and (ii) following an "Event of Default" as defined in each such Mezzanine Assignment, Mezzanine Lender, Mezzanine Lender's designee(s), and/or any other person(s) or entity(ies) acquiring all or a portion of the collateral in which the security interest was granted in such Mezzanine Assignment (each, a “Mezzanine Assignee”), and succeeding to all or any portion of CNL’s Interest.

(c)    Agreement of the Members. The Members hereby agree that following an event of default under any of the Mezzanine Financing Documents: (i) Mezzanine Lender, Mezzanine Lender's designee(s), and/or any other person(s) or entity(ies) acquiring the collateral in which the security interest was granted in the Mezzanine Assignment shall have the right, but not the obligation, to accede to one hundred percent (100%) of all of the rights and interests of CNL in this Company, as set forth in Section 9.2; and (ii) Mezzanine Lender's, Mezzanine Lender's designee(s), and/or any other person(s) or entity(ies) acquiring all or any portion of CNL’s rights and interests (including voting and managerial rights) in the Company shall not cause a dissolution, winding-up or termination of the Company.

(d)    Release. Effective upon the exercise by Mezzanine Lender of its rights and remedies under the Mezzanine Assignment, the Company shall be fully released and discharged from any and all obligations and liabilities to CNL under this Agreement, except that any obligation to reimburse CNL for any amounts loaned by CNL to or on behalf of the Company or otherwise and any obligation to indemnify CNL under any provision of this Agreement or under applicable law shall be deemed assigned and payable to and shall benefit Mezzanine Assignee(s).

(e)    This Agreement is subject to (and each Member shall be bound by) the terms of that certain Consent and Acknowledgement Regarding Pledge of Membership Interest executed by ARC and CNL in favor of Merrill Lynch, Acquisition Lender and Mezzanine Lender.

ARTICLE X
PURCHASE OPTION UPON BANKRUPTCY

Section 10.1 Option Rights.

If a Member becomes a Bankrupt Member, then the other Member(s) shall thereupon have the right and option to purchase the entire Interest of the Bankrupt Member pursuant to the terms of Sections 10.1, 10.2, 10.3, and 10.4 of this Agreement. The Bankrupt Member shall send notice of the applicable Event of Bankruptcy to the other Member(s) within ten (10) days after the occurrence thereof. To exercise its option, a Member must provide written notice thereof to the other Member(s) within ninety (90) days after the first to occur of the following: (i) the effective date of the Bankrupt Member’s notice, and (ii) the date upon which such Member otherwise becomes aware of the applicable Event of Bankruptcy. Such notice must indicate the portion of the Bankrupt Member’s Interest that such Member desires to purchase; provided, however, that if there is more than one Member with such purchase right, then such Members will have the right to purchase the Bankrupt Member’s Interest pro rata in accordance with their respective Percentage Interests.

Section 10.2 Obligations of Bankrupt Member.

To the fullest extent permitted by law, the Bankrupt Member or its personal representative, as the case may be, shall, within ten (10) days after the last notice given pursuant to the terms of Section 10.1, execute and deliver such assignments and other instruments as shall reasonably be requested by the purchaser(s) to effect the conveyance and transfer of the Bankrupt Member’s Interest to the purchaser(s) free and clear of any and all liens, claims and encumbrances of any kind or nature whatsoever, and shall, to the extent requested by the purchaser(s), cooperate to effect a smooth and efficient continuation of the Company’s business and affairs. If the Bankrupt Member disputes the right of the purchaser(s) to purchase and succeed to the Bankrupt Member’s entire Interest, then the Bankrupt Member shall nevertheless execute instruments and cooperate with the purchaser(s) pursuant to the immediately preceding sentence, without, however, being deemed to have waived its rights to damages if the purchaser(s) shall have purchased and succeeded to the Bankrupt Member’s Interest under this Article 10 without having the right to do so. To the fullest extent permitted by law, the Bankrupt Member shall indemnify, insure and hold each of the purchaser(s) harmless from and against all loss, liability, cost or expense (including reasonable attorney fees) suffered or incurred by the purchaser(s) if the Bankrupt Member fails to properly execute instruments and cooperate with the purchaser(s) pursuant to, or shall otherwise fail to perform, its obligations under this Article 10.

Section 10.3 Payment of Fair Value.

Upon compliance by the Bankrupt Member with the provisions of Section 10.2, the purchaser(s) shall pay to the Bankrupt Member the “Fair Value” of the Bankrupt Member’s Interest (such value to be determined as of the date of the applicable Event of Bankruptcy) within thirty (30) days thereafter by delivering to the Bankrupt Member an amount equal to twenty percent (20%) of such Fair Value by official bank check, wire transfer or other immediately available funds, and a promissory note in an original principal amount equal to eighty percent (80%) of such Fair Value. Such promissory note will provide for a per annum interest rate equal to the Prime Rate as of the date of the applicable Event of Bankruptcy, will provide for four (4) equal annual payments commencing one (1) year after the date of the purchase, and shall otherwise have terms that are reasonable and customary. The “Fair Value” of the Bankrupt Member’s Interest shall be determined pursuant to the terms of Section 10.4 below.

Section 10.4 Determination of Fair Value.

For purposes of Section 10.3, the “Fair Value” of the Bankrupt Member’s Interest shall be the amount such Member would receive if the assets of the Company were sold for their fair market value, the Company’s liabilities were paid in full, gain or loss from the sale was allocated in accordance with the applicable terms of this Agreement, and the sales proceeds were distributed in accordance with the applicable terms of this Agreement. For purposes of this Section 10.4, the “Fair Value” of the Company shall be determined, as of the effective date of the applicable Event of Bankruptcy, by the average of two independent appraisals conducted by state certified appraisers, with the first appraiser chosen by the purchasing Member(s), and the other to be chosen by the Bankrupt Member or its personal representative, as the case may be, within fifteen (15) days after the effective date of notice of the appointment of the first appraiser, provided that if the Bankrupt Member or its personal representative, as the case may be, fails to timely appoint the second appraiser, then the determination of the first appraiser of the Fair Value of the Company shall be binding on all interested Persons. In the event the Non-Bankrupt Member should exercise the option provided in Section 10.1 hereof, the Non-Bankrupt Member shall receive a credit towards the Fair Value of the Bankrupt Member’s Interest in the amount of the cost of such appraisal(s).

Section 10.5 Rights of Mezzanine Lender.

Until the Mezzanine Indebtedness is paid in full, if CNL is the Bankrupt Member, then the rights of the other Member(s) under this Article 10 shall be deemed suspended and shall in all events be subject and subordinate to the rights of Merrill Lynch or its successor as agent for the Mezzanine Lender to CNL’s Interest, unless Merrill Lynch or its successor has waived in writing its rights under the Mezzanine Assignment.

ARTICLE XI
DISSOLUTION, REFORMATION, LIQUIDATION, ETC.

Section 11.1 Termination of Membership.

Except for withdrawals expressly permitted by provisions contained in Article 10 or 11, no Member shall have the right to withdraw from the Company and all Members hereby agree not to withdraw from the Company, and any attempt to do so, whether voluntary or involuntary, shall be null and void. Each of the Members agrees not to voluntarily resign from the Company or to default with respect to any obligation or undertaking contained in this Agreement or the Act.

Section 11.2 Dissolution.

The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following events (each, a “Dissolution Event”):

(a)    The determination in writing to dissolve the Company by all Members, provided that prior to or concurrently therewith the Acquisition Loan Indebtedness and the Mezzanine Indebtedness shall have been or will be repaid in full;

(b)    At any time when there are no Members;

(c)    The sale or other disposition of all or substantially all of the assets of the Company in one transaction or a series of related transactions and the distribution of such proceeds pursuant to Section 11.4 hereof;

(d)    The occurrence of a Continuation Event followed within ninety (90) days by a determination of the requisite Percentage Interests to dissolve the Company as described in Section 11.3 hereof; or

(e)    The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Upon the occurrence of a Dissolution Event, the Company shall be wound up and liquidated pursuant to Section 11.4 hereof.

Section 11.3 Continuation Event.

Neither the resignation, expulsion, bankruptcy or dissolution of any Member, nor the occurrence of any other event that terminates the continued membership of any Member (each, a “Continuation Event”), shall cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such Continuation Event, the Company shall be continued without dissolution, unless within ninety (90) days following such Continuation Event, a Majority in Interest of the Members (excluding the Member which has been the subject of the Continuation Event) agrees in writing to dissolve the Company.

Section 11.4 Winding Up of the Company.

Upon dissolution of the Company pursuant to Section 11.2 hereof, such person as is designated by a Majority in Interest of the Members not subject to the Continuation Event (such person being herein referred to as the “Liquidator”), shall proceed to wind up the business and affairs of the Company upon such terms, price and conditions as are determined by the Liquidator in accordance with this Agreement and the requirements of the Act. This Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Members and the conduct of the Company during the period of winding up the Company’s affairs. The Liquidator shall have and may exercise, without further authorization or consent of the Members, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company. The Liquidator shall liquidate the assets of the Company, collect the debts and obligations due to the Company, and pay or provide for payment of all liabilities and obligations of the Company, including payment of every Member Loan with interest thereon, after which the Liquidator shall distribute the remaining assets of the Company to the Members in accordance with Sections 5.1 and 5.2, as applicable, after giving effect to all contributions, distributions and allocations for all periods, by the end of the Fiscal Year in which such liquidation occurs or, if later, within sixty (60) days after the date of the dissolution. The Liquidator may distribute assets in kind; provided, however, that the Liquidator shall determine the fair market value by appraisal or other reasonable means of all assets so distributed in kind.

ARTICLE XII
ACCOUNTING AND ADMINISTRATIVE MATTERS

Section 12.1 Books and Records.

The Company shall maintain true, complete and correct books of account of the Company, all in accordance with generally accepted accounting principles, or such other accounting method as may be selected by the Committee, applied on a consistent basis. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company, or paid, received, sold or purchased in the course of the business, and all of such other transactions, matters and things relating to the business as are usually entered in books of accounts kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records required to be kept pursuant to the Act. A Member shall, upon prior written notice and during normal business hours, have access to the books and records of the Company, for the purpose of inspecting or, at the expense of such Member, copying such books and records. Any Member reviewing the books and records of the Company pursuant to the preceding sentence shall do so in a manner which does not unduly interfere with the conduct of the Company’s business.

Section 12.2 Financial Statements.

The Company shall, within twenty (20) days following the end of each Fiscal Year month, furnish to each Member monthly financial statements for the Company, prepared in accordance with generally accepted accounting principles. Additionally, the Company shall furnish to each Person who was a Member during the immediately prior Fiscal Year (i) audited financial statements for the preceding Fiscal Year prepared in accordance with generally accepted accounting principles within ninety (90) days after the close of each Fiscal Year, and (ii) a Schedule K-1 or such other form as is necessary to provide the Members with the information that is needed by them in order to file their respective federal, state or local income tax returns within forty-five (45) days after the close of each Fiscal Year.

Section 12.3 Tax Matters Partner.

ARC shall be the Company’s “tax matters partner,” as such term is defined in Code Section 6231(a)(7) (the “Tax Matters Partner”). In connection therewith and in addition to all other powers given thereunto, the Tax Matters Partner shall have all other powers necessary or appropriate to fully perform such role, including, but not limited to, the power to retain all attorneys and accountants of its choice. Notwithstanding the foregoing, the Tax Matters Partner shall not settle any audits for or on behalf of the Company or its Members without the written approval of a Majority in Interest of the Members.

ARTICLE XIII
INDEMNIFICATION

Section 13.1 Indemnification.

Each Member hereby agrees to defend, indemnify and hold harmless the other Member, any member of the Committee and any Officer of the Company, and each of their respective officers, directors, partners, members, shareholders, employees and agents, from and against any and all liability, loss, cost, expense or damage, including, but not limited to, court costs, expenses and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings, incurred or sustained by such Member, member of the Committee, or Officer by reason of the indemnifying Member’s fraud, bad faith, willful misconduct, gross negligence, unauthorized acts or breach of this Agreement. The Company, to the fullest extent permitted by law, hereby agrees to defend, indemnify and hold harmless each Member, member of the Committee and Officer of the Company, and each of their respective officers, directors, partners, members, shareholders, employees and agents, from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company, including, but not limited to, court costs, expenses and reasonable attorney and paralegal fees through any and all negotiations, trials and appeals and through all settlement and collection proceedings; provided, however, that the Company will not indemnify any Member, any member of the Committee or Officer of the Company or any officer, director, partner, member, shareholder, employee or agent of any Member or hold any of them harmless with respect to any of the foregoing that is incurred by them as the result of conduct which constitutes fraud, willful misconduct, gross negligence or breach of fiduciary duty of the party who would otherwise be entitled to be indemnified and held harmless under this Section 13.1. The provisions of this Section 13.1 shall survive the termination of this Agreement.

Section 13.2 Advancement of Legal Costs and Expenses.

The Company shall advance Company funds to any Person who is entitled to indemnification pursuant to the terms of Section 13.1 for legal expenses and other costs incurred as a result of any legal action if the following conditions are satisfied: (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (b) the legal action is initiated by a third party who is not a Member, or the legal action is initiated by a Member and a court of competent jurisdiction specifically approves such advancement; and (c) such Person undertakes to repay the advanced funds to the Company in cases in which such Person is not entitled to indemnification pursuant to the terms of Section 13.1.

Section 13.3 Provisions Not Exclusive.

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of the Members or otherwise.

Section 13.4 Insurance.

The Company may purchase insurance to insure against the liabilities contemplated by this Article 13.

ARTICLE XIV
MISCELLANEOUS MATTERS

Section 14.1 Governing Laws.

This Agreement and the rights, powers, duties and obligations of the Members hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware.

Section 14.2 Acknowledgment.

The parties acknowledge that each party to this Agreement has had equal input as to the drafting and construction of this Agreement and, accordingly, the parties intend that a court construing this Agreement shall not construe it more strictly against any of the parties hereto. Each of the Members has had this Agreement reviewed on its behalf by independent legal counsel of its choosing, or has waived its right to do so.

Section 14.3 Notices.

All notices, demands, consents, approvals, requests, offers or other communications which are to be given pursuant to the terms of this Agreement shall be in writing and shall be given (a) by registered or certified mail, return receipt requested, (b) by personal delivery, or (c) by delivery via nationally recognized overnight delivery service, and the cost and expense of any such delivery shall be borne by the sending party. Any notice sent in compliance with the above provisions shall be deemed delivered and received on the third (3rd) Business Day after the day on which it was sent, or, if sooner, on the actual date received. All notices sent pursuant to this Section 14.3 shall be addressed as herein provided:

To CNL:
Dallas & Forth Worth Senior Housing, LLC
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
Attn: Mike Garbers

With copies to:
Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 S. Orange Avenue, Suite 800
Orlando, Florida 32801
Attn: Daniel F. McIntosh, Esquire

To ARC:
ARC Cypress, LLC
111 Westwood Place, Suite 200
Brentwood, Tennessee 37027
Attn: Chief Financial Officer

With copies to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: T. Andrew Smith, Esquire

Or at such other address as is from time to time designated by the party receiving the notice. A notice shall be deemed to have been given upon delivery, evidenced by appropriate signature, pursuant to the methods described above.

Section 14.4 Force Majeure.

Notwithstanding anything herein to the contrary, no party shall be liable or responsible for, or shall be subject to any right or remedy as a result of, any loss, cost, damage, delay or circumstance, and shall be relieved of any adverse consequence, that arises, directly or indirectly, from any event or circumstance of Force Majeure. As used herein, “Force Majeure” means any event, fact, circumstance, delay, failure, loss or damage that, directly or indirectly, arises from, or as a result of, or that fails to occur because of, occurrences that are beyond, or outside of, the reasonable control of any Person or entity, including but not limited to: Acts of God; the taking, confiscation or expropriation of any property or asset; the occurrence of any casualty event; compliance with any order or directive of any governmental authority; acts of declared or undeclared war; the occurrence of any military or terrorist attack; public disorders; rebellion; sabotage; revolution; earthquakes; floods; riots; strikes; significant disruptions of the labor or employment markets; and changes in laws, rules, regulations, orders or directives of any Governmental Authority.

Section 14.5 Entire Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the Company and supersedes and replaces any prior agreements between the parties with respect to the Company. No variations from, modifications of, amendments to or changes in this Agreement shall be binding upon any party hereto unless set forth in a document duly executed by or on behalf of such party. Until the Mezzanine Indebtedness is paid in full, the consent of Merrill Lynch or its successor as agent for the Mezzanine Lender to any amendment of this Agreement shall be required, which consent by Merrill Lynch shall not be unreasonably withheld if the rights of Mezzanine Lender will not be materially or adversely affected by such amendment.

Section 14.6 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 14.7 Construction Rules.

All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. Titles of Sections and Articles are for convenience of reference only, and shall neither limit nor amplify the provisions of this Agreement itself. References in this Agreement to particular Sections or Articles are references to Sections or Articles of this Agreement unless otherwise specifically provided. The words “hereof,” “herein,” “hereto” and “hereunder” shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically provided.

Section 14.8 Binding Effect.

Subject to the restrictions on transfers and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Members and their respective heirs, executors, personal and legal representatives, successors and permitted assigns. Whenever, in this instrument, a reference to any Member is made, such reference shall be deemed to include a reference to the heirs, executors, personal and legal representatives, successors and permitted assigns of such Member.

Section 14.9 Jurisdiction and Venue.

If any Member or the Company institutes any lawsuit or other action or proceeding pertaining to the Company, any right or obligation of any Member hereunder, or any breach of this Agreement, then the nonexclusive venue and jurisdiction for filing and maintaining any such lawsuit or other action or proceeding shall be in the Circuit Court in and for Dallas County, Texas. To the fullest extent permitted by law, each Member, by executing this Agreement, consents and submits itself to the personal jurisdiction of such court.

Section 14.10 Attorney Fees.

In any action or proceeding between the parties concerning this Agreement or its enforcement, the prevailing party or parties in such action or proceeding shall be entitled to collect in such action or proceeding from the non-prevailing party or parties all costs of such litigation incurred by such prevailing party or parties, including, but not limited to, reasonable attorney fees and costs, through all levels of proceedings.

Section 14.11 Counterparts.

This Agreement may be executed in counterparts and any of such counterparts may be transmitted by facsimile transmission, and each of such counterparts, whether an original or a facsimile of an original, will be deemed to be an original and all of such counterparts together will constitute a single agreement.

Section 14.12 Expiration of Loan Covenants.

Notwithstanding any provision in this Agreement to the contrary, (i) at such time as all of the Company’s indebtedness (the “Acquisition Indebtedness”) to Acquisition Lender and all obligations related thereto arising from and related to the Acquisition Loan are satisfied in full, any and all terms, provisions or Covenants relating to the Acquisition Indebtedness shall be null and void and shall have no further force or effect and (ii) at such time as all of the Mezzanine Indebtedness is satisfied in full, any and all terms, provisions or covenants in this Agreement related to the Mezzanine Loan shall be null and void and shall have no further force or effect.

[The following page is the signature page.]

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date stated above.

Witnesses:

DALLAS & FORTH WORTH SENIOR HOUSING, LLC, a Delaware limited liability company

By:	CNL Senior Housing II Member, LLC, a Florida limited liability company, as sole managing member

	By:	CNL Real Estate Advisors Company, a Florida corporation, as sole manager
__________________________________
Name:__________________________________		By:_________________________________ Name:_______________________________ Title:________________________________

__________________________________		Address: 450 S. Orange Ave. Orlando, Florida 32801
Name:__________________________________

ARC CYPRESS, LLC, a Tennessee limited liability company
__________________________________
Name:__________________________________	By:_________________________________ Name:_______________________________ Title:________________________________

__________________________________	Address: 111 Westwood Place, Suite 200 Brentwood, Tennessee 37027
Name:__________________________________

Exhibit A

(Dallas Property)

TRACT I: (FEE SIMPLE TRACT)

Lot 3, Block A/7731 of Town Village Addition, an addition to the City of Dallas, Dallas County, Texas, according to the amended plat thereof recorded in Volume 99220, Page 47, Map Records, Dallas County, Texas and being further described as follows:

Situated in the City of Dallas, Dallas County, Texas, being a part of the M.J. Sanchez Survey, Abstract No. 1272 being all of the 7.003 acre tract of land conveyed to Town Village Dallas, Limited Partnership, by deed of record in Volume 99018, Page 07104, of the Deed Records, Dallas County, Texas, and being more particularly described as follows:

Beginning at a spike nail found in the west right-of-way line of Coit Road at the southeast corner of Lot 2, Block 4/7731, of The Gates of Park Central, an addition to the City of Dallas, Texas, of record in Volume 97230, Page 17 of said Deed Records;

Thence South 00°44’45” West with said west right-of-way line, a distance of 518.83 feet to a spike nail found at the northeast corner of that tract of land conveyed to Equitable Life Assurance Society of the United States by deed of record in Volume 93061, Page 2367, of said Deed Records, said nail being the Southeast corner of said 7.000 acre tract;

Thence North 89°15’42” West with the north line of said Equitable Life Assurance Society tract, a distance of 547.11 feet to a 3” brass cap found at the southwest corner of said 7.000 acre tract;

Thence North 08°10’02” West with the west line of said 7.000 acre tract, a distance of 525.13 feet to a 1/2” steel rod found at the southwest corner of said Lot 2, Block 4/7731, said rod being the northwest corner of said 7.000 acre tract;

Thence South 89°15’24” East with the south line of said Lot 2, a distance of 628.53 feet to the Point-of-Beginning and containing 7.000 acres of land.

TRACT II: (EASEMENT ESTATE TRACT)

Easement Estate created by that certain Easement Agreement by and between The Equitable Life Assurance Society, of the United States and Windsor Residential Properties, Inc., dated December 31, 1997 and recorded in Volume 97252, Page 5745 of the Deed Records of Dallas County, Texas, covering and affecting the following described land:

Being a 0.050 acre tract of land out of the M.J. Sanchez Survey, Abstract No. 122 and being a portion of a 9.293 acre tract of land, recorded in Volume 93061, Page 2367 (Olla Podria Shopping Center Tract) lying in the City of Dallas Blocks 7732, 7733, 7734 and 7738. Said 0.050 acre tract of land being more particularly described by metes and bounds as follows:

A

Commencing at a point in the West right-of-way line of Coit Road (a variable width right-of-way and also being the Southeast corner of a tract of land conveyed to A.T.&T. Company, recorded an Volume 4956. Page 25, D.R.D.C.T.;

Thence South 00°44’45” West following along said West line of Colt Rood, for a distance of 740.23 feet to a point for corner, said point being the Point-of-Beginning;

Thence South 00°44’45” West continuing along said West line, a distance of 25.28 feet to a point for corner;

Thence North 89°15’l5” West leaving said West line, a distance of 86.81 feet to a point for corner;

Thence North 00°44’45” East, a distance of 25.28 feet to a point for corner;

Thence South 09°15’15” East a distance of 86.81 feet to the Point-of-Beginning and containing 2,195 square feet or 0.050 acres of land, more or less.

A

Exhibit A-1

(Forth Worth Property)

Lot 1, Block 103R, RIDGMAR ADDITION, an addition to the City of Fort Worth, Tarrant County, Texas, according to the plat thereof recorded in Cabinet A, Page 5338 of the Plat Records of Tarrant County, Texas.

A-1

Exhibit B

Member’s Name and Address	Initial Capital Contributions	Percentage Interests
Dallas & Fort Worth Senior Housing, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801	$24,984,003.38	80%
ARC Cypress, LLC 111 Westwood Place, Suite 200 Brentwood, Tennessee 37027	$6,246,000.84	20%
Total	$31,230,004.22	100%

B

Exhibit C

(Form of Management Agreement)

C